Exhibit 107.1

CALCULATION OF FILING FEE:

Transaction Valuation	Amount of Filing Fee

US$200,392,767.50 (1)(2)	US$18,577 (1)(2)

(1)

The fee has been calculated pursuant to the instructions for Schedule 13E-4F as prescribed by Section 13(e)(3) of the Securities Exchange Act of 1934, as amended, based on a maximum aggregate purchase price of US$200,392,767.50.

(2)

Determined based on the proposed maximum aggregate purchase price in Canadian dollars of CDN$250,000,000 converted into U.S. dollars based on the average rate of exchange on March 25, 2022, as reported by the Bank of Canada, for the conversion of Canadian dollars into U.S. dollars of CDN$1.25 equals U.S.$1.00.

☐

Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

Amount Previously Paid:	Registration No.:

Filing Party:

Form:	Date Filed: